Exhibit 10.20

MANNING & NAPIER GROUP, LLC

290 Woodcliff Drive

Fairport, New York 14450

October 31, 2011

Mr. James E. Mikolaichik

15 Minuteman Road

Medfield, MA 02052

Dear Mr. Mikolaichik:

In consideration of the services to be provided by you to Manning & Napier Group, LLC, a Delaware limited liability company (the “Company”), and its Affiliates, the Company hereby grants to you a membership interest in the Company representing 0.033% of the Company’s membership interests (the “Grant”) subject to the terms and conditions of this letter (this “Agreement”). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Company’s Limited Liability Company Operating Agreement, dated as of October 3, 2011 (as amended from time to time, the “Operating Agreement”).

1. Operating Agreement. As a condition to receiving the Grant, you shall agree to be bound by the terms of the Operating Agreement by executing and delivering to the Company a duly executed Joinder to the Operating Agreement annexed thereto as Exhibit A. The membership interest comprising the Grant is intended to constitute a “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43.

2. Forfeiture and Vesting.

(a) The membership interest subject to the Grant shall vest on January 1, 2015, provided that you have created and implemented a well-functioning infrastructure for strategic planning and mergers and acquisitions for the Company and its subsidiaries, as determined by the Managing Member, and further provided that you are an employee of the Company in good standing as of January 1, 2015.

(b) Any portion of the membership interest that does not vest in accordance with the terms of this Section 2 shall be forfeited by you on January 1, 2015, without any consideration paid to you and shall be cancelled on the books and records of the Company.

3. Transferability. Notwithstanding any provision of the Operating Agreement to the contrary, the membership interest issued to you pursuant to this Agreement may not be transferred, sold or otherwise disposed of for a period two (2) years from the date such membership interest vests in accordance with Section 2 hereof.

4. Voting and Economic Rights. Notwithstanding any provision of the Operating Agreement to the contrary, with respect to the membership interest granted to you pursuant to this Agreement, you shall not have any voting or economic rights until such time that such membership interest vests.

5. Anti-Dilution. From the date hereof until the date of a Corporate Transaction (as defined below), the membership interest granted by this Agreement shall not be diluted as a result of the issuance of any membership interests or Units of the Company. For purposes of this Agreement, “Corporate Transaction” means any issuance of securities by the Company (other than securities issued to M&N Group Holdings, Manning & Napier Capital Company, LLC and employees of the Company or its Affiliates), a merger of the Company, a sale of assets of the Company (other than in the ordinary course of business), a restructuring or recapitalization of the Company or other similar transaction.

6. Noncompete Restriction. The Company and you hereby agree that the duration of the Noncompete Period applicable to the noncompete restrictions under the Operating Agreement resulting from this Grant shall be determined as follows:

(a) If your employment with the Company terminates for any reason prior to the date when the membership interest has vested under this Agreement, the Noncompete Period applicable to the Grant shall be zero (0) and the noncompete restrictions of the Operating Agreement shall not apply.

(b) If, at any time on or after the membership interest has vested under this Agreement, your employment with the Company is terminated by the Company for “Cause” (as defined below) or as a result of your voluntary resignation of employment from the Company, then the Noncompete Period applicable to the Grant shall be two (2) years, unless you are an “Opter” (as defined below) as of the date of your termination of employment, in which case, the Noncompete Period shall be zero and the noncompete restrictions of the Operating Agreement shall not apply. For purposes of this Agreement, you shall be an Opter if your average annual “Compensation” (as defined below) for the 24 months immediately preceding the date of your termination of employment is less than $300,000 (Three Hundred Thousand Dollars) (adjusted annually by the Gross Domestic Product Implicit Price Deflator (for such year) as published by the Bureau of Economic Analysis (or, in the event such index is no longer published, such other cost-of-living index as the Company may select); provided, however, that you shall not qualify as an Opter if you receive more than $1,000,000 (One Million Dollars) in exchange for your ownership interest in the Company. For purposes of this Agreement, the term “Compensation” shall mean the sum of (a) your wages (including any bonus or incentive payments of any kind, as reflected on your Form W-2 or otherwise), (b) the taxable income realized by you as a result of being a Member of the Company (as reflected on the Form K-1 received by you with respect to the Company), and (c) any other income received by you as a result of your ownership of the Company (as reflected on a Form 1099 or otherwise). For purposes of this Agreement, “Cause” shall mean conduct by you which involves fraud, moral turpitude, willful misconduct, bad faith or commission of a crime that is classified as a felony under New York law and in the reasonable opinion of the Managing Member is injurious to the Company.

(c) If, at any time on or after the membership interest has vested under this Agreement, your employment terminates for any reason other than a reason described in Section 5(b) above, then the Noncompete Period applicable to the Grant shall be: (i) six (6) months, if your employment is terminated more than one (1) year after the membership interest has vested, and provided that at least $10,000,000 (Ten Million Dollars) has been distributed to all Members of the Company after the time when your membership interest has vested, (ii) one (1) year, if your employment is terminated more than two (2) year after the membership interest has fully vested, and provided that at least $20,000,000 (Twenty Million Dollars) has been distributed to all Members of the Company after the time when your membership interest has vested, (iii) eighteen (18) months, if your employment is terminated more than three (3) years after the membership interest has vested, and provided that at least $30,000,000 (Thirty Million Dollars) has been distributed to all Members of the Company after the time when your membership interest has vested, or (iv) two (2) years, if your employment is terminated more than four (4) years after the membership interest has vested, and provided that at least $40,000,000 (Forty Million Dollars) has been distributed to all Members of the Company after the time when your membership interest has vested. Notwithstanding the foregoing provisions of this Section 6(c), if you are an Opter as of the date your termination of employment, the Noncompete Period applicable to the Grant shall be zero and the noncompete restrictions of the Operating Agreement shall not apply.

7. Relationship. Neither the membership interest or this Agreement will confer upon you any right with respect to the continuance of service with the Company nor interfere in any way with the right of the Company to terminate your at-will employment at any time.

8. Representations. You represent and warrant to the Company that (i) you are an accredited investor (as such term is defined in Regulation D promulgated under the Securities Act); (ii) upon receipt of the Grant, you will be acquiring the membership interest for your own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and (iii) you understand that (x) the membership interest have not been registered with the Securities and Exchange Commission; and (y) such membership interest shall be subject to the restrictions on transfer contained in the Operating Agreement and in this Agreement. You further acknowledge that the terms of this Agreement relate solely to the membership interest granted to you hereunder.

9. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without regard to its principles of conflicts of law. In the event any provision hereof shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or this Agreement overall, which shall remain in full force and effect as if this Agreement had been absent the invalid, illegal or unenforceable provision or portion thereof. The Company and you covenant and agree that the state courts located in New York, or in a case involving diversity of citizenship or a federal question, the federal courts located in New York shall have exclusive jurisdiction of any action or proceeding under this Agreement or related to the matters contemplated by this Agreement or any agreement entered into in connection therewith.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11. Notices. All notices and other communications required or permitted hereunder shall be in writing and deemed to have been received on the date of delivery if delivered by hand, overnight express, or e-mail (if receipt thereof is confirmed by telephone) or three (3) days after the date of posting if mailed by registered or certified mail, postage prepaid, addressed to the Company, 290 Woodcliff Drive, Fairport, New York 14450, Attention: Chief Legal Officer, with a copy to Harold Levine, Esq., Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016, and to you at your address as set forth herein (or such other address to which either party hereto in the future shall notify the other party hereto of to send such notices and communications). Such notices and other communications shall not be considered delivered until actually received or deemed received pursuant to this Section 11.

12. Entire Agreement. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof, and supersedes and cancels all prior written or oral agreements, if any, with respect to such subject matter.

Please acknowledge receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to the Company.

Sincerely,

MANNING & NAPIER GROUP, LLC

By:	/s/ RICHARD B. YATES
	Name:	Richard B. Yates
	Title:	Corporate Secretary

Accepted and agreed to

as of October 31, 2011:

/s/ James E. Mikolaichik
James E. Mikolaichik
Address:	15 Minuteman Road
Medfield, MA 02052

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